EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phase Forward Incorporated 2004 Stock Option and Incentive Plan as amended and restated March 2009 of Phase Forward Incorporated of our reports dated February 26, 2009, with respect to the consolidated financial statements of Phase Forward Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Phase Forward Incorporated, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 23, 2009